Exhibit 10.16

AMERICAN FEDERAL SAVINGS BANK

SALARY CONTINUATION AGREEMENT

(AMENDED BY BOARD OF DIRECTORS RESOLUTION 4/18/02)

THIS AGREEMENT is made this 18th day of April, 2002, by and between AMERICAN FEDERAL SAVINGS BANK (the “Company”), and Robert M. Evans (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Executive and the Company agree as follows:

Article 1

Definitions

1.1	Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1	“Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

1.1.2	“Disability” means, if the Executive is covered by a Company-sponsored disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive’s normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.

1.1.3	“Early Retirement Date” means the Executive attaining age sixty (60) and completing twenty (20) years of service.

1.1.4	“Normal Retirement Date” means the Executive attaining age sixty-five (65) and completing twenty (20) years of service

1.1.5	“Termination of Employment” means the Executive’s ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

1.1.6	“Years of Service” means the total number of twelve-(12) month periods during which the Executive is employed on a full-time basis by the Company, inclusive of any approved leaves of absence.

Article 2

Lifetime Benefits

2.1	Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1.

2.1.1	Amount of Benefit. The benefit under this Section 2.1 is the benefit described in Schedule A (Column G).

2.1.2

Payment of Benefit. The Company shall pay one-twelfth (1/12th) of the annual benefit to the Executive on the first (1st) day of each month commencing with the month following the Retirement Date and continuing until the Executive’s death.

2.2	Early Retirement Benefit. If the Executive terminates employment after the Early Retirement Date but before the Normal Retirement Date, and for reasons other than Death or Disability, the Company shall pay to the Executive the benefit described in this Section 2.2.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the benefit determined under Schedule A based on the date of the Executive’s Termination of Employment. The Executive may elect either to receive benefits immediately (Column E) or to wait until age sixty-five (65) (Column G).

2.2.2

Payment of Benefit. The Company shall pay one-twelfth (1/12th) of the annual benefit to the Executive on the first (1st) day of each month commencing with the month following the Executive’s Early Retirement Date (or the month following age sixty-five (65) as the Executive may elect) and continuing until the Executive’s death.

2.3	Disability Benefit. If the Executive terminates employment for Disability prior to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.3.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the benefit determined under Schedule A based on the date of the Executive’s Termination of Employment.

2.3.2

Payment of Benefit. The Company shall pay one-twelfth (1/12th) of the annual benefit to the Executive on the first (1st) day of each month commencing with the month following the determination of Disability and continuing until the Executive’s death.

2.3.3	Lump Sum Option. The Company shall have the option of paying the benefit in a lump sum (Column D).

2.4	Termination at Request of Company. If the Company terminates the Executive’s employment for any reason, except for the reasons set forth in Section 5.2, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the benefit determined under Schedule A based on the date of the Executive’s Termination of Employment.

2.4.2

Payment of Benefit. The Company shall pay one-twelfth (1/12th) of the annual benefit to the Executive on the first (1st) day of each month commencing with the month following the date of Termination of Employment and continuing until the Executive’s death.

2.4.3	Lump Sum Option. The Company shall have the option of paying the benefit in a lump sum (Column D).

Article 3

Death Benefits

3.1	Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1.	Amount of Benefit. The benefit under Section 3.1 is the benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date.

3.1.2.

Payment of Benefit. The Company shall pay one-twelfth (1/12th) of the annual benefit to the Beneficiary on the first (1st) day of each month commencing with the month following the Executive’s death and continuing for one hundred eighty (180) total months.

3.1.3.	Lump Sum Option. The Company shall have the option of paying the benefit in a lump sum payment equal to the present value of the one hundred eight (180) payments using a discount factor of eight percent (8%).

3.2	Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving benefits for one hundred eighty (180) months, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive until the expiration of one hundred eighty (180) months from the time payments commenced.

Article 4

Beneficiaries

4.1	Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

4.2	Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

5.1	Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

5.2	Termination for Cause. If the Company terminates the Executive’s employment for:

5.2.1	Gross negligence or gross neglect of duties;

5.2.2	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

5.2.3	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.3	Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

5.4	Vesting. Benefits are not vested prior to twenty (20) years of continuous service.

5.5	Payment of Benefits. With the exception for death, disability (Section 1.1.2), early retirement (Section 1.1.3), or terminations at request of Company (Section 2.4), payment of benefits will not be made until the participant attains age sixty-five (65).

Article 6

Claims and Review Procedures

6.1	Claims Procedure. The Company shall notify the Executive’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety — (90) day period.

6.2

Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the sixty-(60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-(60) day period is not sufficient, the decision may be deferred for up to another sixty-(60) day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 7

Amendments and Termination

The Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). In the event of any such amendment or termination, the Executive shall be one hundred percent (100%) vested in the portion of the Normal Retirement Benefit accrued to the Executive’s benefit under Section 2.1 as of the date of the amendment or termination.

Article8

Miscellaneous

8.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

8.2	No guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time

8.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4	Tax Withholding. The Company may withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Montana, except to the extent preempted by the laws of the United States of America.

8.6

Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

COMPANY:	AMERICAN FEDERAL SAVINGS BANK

By
	Title:	President & CEO

EXECUTIVE
	Title:	VP / IS
	Date	6/25/02

SCHEDULE A

MANAGEMENT SUPPLEMENTAL RETIREMENT

SALARY CONTINUATION PLAN

PARTICIPANT:	R. EVANS
BEGINNING AGE:	46
RETIREMENT AGE:	65
LENGTH OF BENEFIT:	Life with 15 Yr. Minimum
(18 yrs. expected retirement)
BENEFIT AMOUNT:	$18,000

PRE-RETIREMENT BENEFIT ACCRUAL / VESTING SCHEDULE

A	B	C	D	E	F	G
END OF PLAN YEAR	VESTING PERCENTAGE	CURRENT YEAR ACCRUAL	IMMEDIATE LUMP SUM BENEFIT	IMMEDIATE ANNUAL BENEFIT	LUMP SUMP BENEFIT AGE 65	ANNUAL BENEFIT AGE 65
1	0	3,661	3,661	398	16,818	1,827
2	0	3,985	7,646	831	32,270	3,506
3	0	4,337	11,984	1,302	46,467	5,049
4	0	4,721	16,704	1,815	59,511	6,466
5	0	5,138	21,842	2,373	71,496	7,768
6	0	5,592	27,434	2,981	82,507	8,965
7	0	6,086	33,520	3,642	92,625	10,064
8	0	6,624	40,145	4,362	101,920	11,074
9	0	7,210	47,354	5,145	110,461	12,002
10	0	7,847	55,201	5,998	118,308	12,855
11	100	8,541	63,742	6,926	125,518	13,638
12	100	9,296	73,038	7,936	132,142	14,358
13	100	10,117	83,155	9,035	138,228	15,019
14	100	11,011	94,166	10,232	143,820	15,627
15	100	11,985	106,151	11,534	148,958	16,185
16	100	13,044	119,195	12,951	153,679	16,698
17	100	14,197	133,392	14,494	158,016	17,169
18	100	15,452	148,844	16,173	162,001	17,602
19	100	16,818	165,662	18,000	165,662	18,000